Exhibit 10.6.9

[Employee]

Notice of Restricted Stock Unit Grant

Participant:	[Participant Name]
Company:	First American Financial Corporation
Notice:	You have been granted the following Restricted Stock Units in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto.
Type of Award:	Restricted Stock Units
Plan:	First American Financial Corporation 2010 Incentive Compensation Plan
Grant:	Date of Grant: [Grant Date] Number of Shares Underlying Bonus Restricted Stock Units: [Number of shares Granted] Number of Shares Underlying Other Restricted Stock Units: [Number of shares Granted]
Period of Restriction:

The Restricted Stock Units shall be subject to a Period of Restriction.  Subject to the terms of the Plan and this Agreement, the Period of Restriction shall commence on the Date of Grant and shall lapse on the date listed in the “Lapse Date” column below.  Such a lapse of the Period of Restriction shall apply to that percentage of Shares underlying the Restricted Stock Units set forth below opposite each such Lapse Date.

Lapse Date	Percentage of Shares as to Which Period of Restriction Lapses
Date of Grant + 1 year	25%
Date of Grant + 2 years	25%
Date of Grant + 3 years	25%
Date of Grant + 4 years	25%

[NOTE FOR BONUS RSUS ONLY: FOR NON-EXECUTIVE OFFICERS X6 GRADE AND BELOW THE FOLLOWING 3-YR VESTING SCHEDULE REPLACES THE TABLE ABOVE:]

Lapse Date	Percentage of Shares as to Which Period of Restriction Lapses
Date of Grant + 1 year	33.333%
Date of Grant + 2 years	33.333%
Date of Grant + 3 years	33.334%

Rejection:

If you wish to accept this Restricted Stock Unit Award, please access Fidelity NetBenefits® at www.netbenefits.com/firstamerican and follow the steps outlined under the “Accept Grant” link at any time within forty-five (45) days after the Date of Grant.  If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Restricted Stock Unit Award.

[Employee]

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between First American Financial Corporation (the “Company”) and the Participant set forth in the Grant Notice.  The Grant Notice is included in and made part of this Agreement.

1.	Definitions.

Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the Plan.

For purposes of this Agreement, “Cause,” shall be defined as: (i) embezzlement, theft or misappropriation by the Participant of any property of any of the Company or its Affiliates; (ii) the Participant’s willful breach of any fiduciary duty to the Company or its Affiliates; (iii) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company or its Affiliates and their businesses or the policies of the Company and its Affiliates governing the conduct of its employees or directors; (iv) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (v) the Participant’s refusal to perform the Participant’s job duties or to perform reasonable specific directives of the Participant’s supervisor or designee, or the senior officers or Board of Directors of the Company; or (vi) any gross negligence or willful misconduct of the Participant resulting in loss to the Company or its Affiliates, or damage to the reputation of the Company or its Affiliates.

2.	Grant of the Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, a right to receive the number of shares of common stock of the Company, par value $.00001 per share (“Shares”), set forth in the Grant Notice (the “Restricted Stock Units”).

3.	Dividend Equivalents.

Each Restricted Stock Unit shall accrue Dividend Equivalents with respect to dividends that would otherwise be paid on the Share underlying such Restricted Stock Unit during the period from the Date of Grant to the date such Share is delivered in accordance with Section 6.  Any such Dividend Equivalent shall be deemed reinvested in additional Shares underlying the Restricted Stock Units immediately upon the related dividend’s payment date, based on the then-current Fair Market Value (rounded down to the nearest whole number), and shall be subject to the Period of Restriction applicable to the Restricted Stock Unit on which such Dividend Equivalent is paid.  Any such conversion of Dividend Equivalents shall be conclusively determined by the Committee.  The Shares underlying Restricted Stock Units into which Dividend Equivalents are so converted shall be delivered in accordance with Section 6.

4.	Period of Restriction; Termination.

The Period of Restriction with respect to the Restricted Stock Units shall be as set forth in the Grant Notice.  Subject to the terms of the Plan and the remaining provisions of this Section 4, all Restricted Stock Units for which the Period of Restriction had not lapsed prior to the date of the Participant’s Termination shall be immediately forfeited.  Notwithstanding the foregoing to the contrary, but subject to subsection 4(f):

(a)	In the event of the Participant’s Termination due to his or her death, the Period of Restriction as to all Restricted Stock Units shall immediately lapse in its entirety.
(b)

In the event of the Participant’s Termination due to his or her Disability, the Period of Restriction as to all Restricted Stock Units shall lapse in its entirety, provided that the Participant shall have signed a separation agreement in the form established by the Company (within the period specified by the Company and in no event later than the last day of the period within which Shares are required to be delivered pursuant to Section 6).
(c)

In the event of the Participant’s Termination due to his or her Normal Retirement, the Period of Restriction as to all Restricted Stock Units shall continue in effect until, and lapse on, the first anniversary of the date of such Normal Retirement, provided that the Participant shall have signed a separation agreement in the form established by the Company (within the period specified by the Company and in no event later than the last day of the period within which Shares are required to be delivered pursuant to Section 6).

(d)

In the event of Participant’s Termination due to his or her Early Retirement, the outstanding Period of Restriction applicable to all Bonus Restricted Stock Units (but not any Other Restricted Stock Units) shall continue in effect until, and lapse on, the first anniversary of the date of such Early Retirement, provided that the Participant shall have signed a separation agreement in the form established by the Company (within the period specified by the Company and in no event later than the last day of the period within which Shares are required to be delivered pursuant to Section 6).

(e)

In the event of the Participant’s involuntary Termination by the Company or an Affiliate without Cause, the outstanding Period of Restriction applicable to all Bonus Restricted Stock Units (but not any Other Restricted Stock Units) shall continue in effect until, and lapse on, the first anniversary of the date of such Termination, provided that the Participant shall have signed a separation agreement in the form established by the Company (within the period specified by the Company and in no event later than the last day of the period within which Shares are required to be delivered pursuant to Section 6).

(f)

Restricted Stock Units may be subject to applicable tax withholding obligations pursuant to Article XVII of the Plan and applicable law (e.g., at Termination or retirement eligibility), regardless of when the Period of Restriction lapses with respect to such Restricted Stock Units.

For purposes of this Agreement, “Normal Retirement” means Termination of the Participant, other than for Cause, after the Participant has reached 62 years of age and “Early Retirement” means Termination of the Participant, other than for Cause, after the Participant has reached 55 years of age (but prior to having reached 62 years of age) and been employed by the Company and/or an Affiliate for more than 10 years.

5.	Change of Control.

Except for a Change of Control that has been approved by the Company’s Incumbent Board prior to the occurrence of such Change of Control, the provisions of Section 15.1 of the Plan shall apply to the Restricted Stock Units.

6.	Delivery of Shares.

Unless delivery is deferred pursuant to a deferred compensation arrangement made available by the Company, or for reasons set forth in Section 12, as soon as reasonably practicable following the lapse of the applicable portion of the Period of Restriction, but in no event later than 90 days following the date of such lapse, the Company shall cause to be delivered to the Participant the full number of Shares underlying the Restricted Stock Units as to which such portion of the Period of Restriction has so lapsed, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, subject to the satisfaction of applicable Tax-Related Items with respect thereto pursuant to Article XVII of the Plan.  In the event that the obligation to deliver Shares arises under Sections 4(b), (c), (d) or (e) and the period within which to satisfy the condition to sign a separation agreement commences in one calendar year and ends in the next calendar year, the Shares shall be delivered in the next calendar year.  Restricted Stock Units may only be settled by delivery of Shares and not by any cash payment.  No fractional Share will be issued pursuant to an award granted hereunder.  The number of Shares issuable upon the settlement of the Restricted Stock Units will be rounded down to the nearest whole number of Shares.  No payment or other adjustment will be made with respect to the fractional shares so disregarded. Notwithstanding the foregoing, if the Participant is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) and if necessary to avoid the imposition of taxes on the Participant pursuant to Section 409A of the Code, such delivery of Shares shall be delayed until the earlier of the date which is six months from the date of such Participant’s Termination for any reason other than death, or the date of the Participant’s death.

7.	No Ownership Rights Prior to Issuance of Shares.

Restricted Stock Units shall not be considered Shares and neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights to dividends or other rights as a shareholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

8.	Detrimental Activity.

(a)  Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the earlier of the delivery of Shares with respect to the Restricted Stock Units or, if applicable, the date on which such Shares would have been delivered but for a deferral pursuant to a deferred compensation arrangement made available by the Company, the Participant engages in Detrimental Activity, such Restricted Stock Units shall be cancelled and rescinded without any payment or consideration therefor.  The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Committee in its good faith discretion, and lapse of the Period of Restriction and delivery of Shares with respect to the Restricted Stock Units shall be suspended pending resolution to the Committee’s satisfaction of any investigation of the matter.

(b)  For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s employment with the Company and/or its Subsidiaries and Affiliates relating to the business affairs of the Company or any such Subsidiaries or Affiliates, in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with the Company, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Company or any of its Subsidiaries or Affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Company or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries or Affiliates, any conduct constituting unfair competition, or inducing any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, in each case as determined by the Committee in its good faith discretion.

9.	Responsibility for Taxes.

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The

Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or Dividend Equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant of Restricted Stock Units or any aspect of the Plan to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company on the Participant’s behalf pursuant to this authorization without further consent; (iii) withholding in Shares to be issued upon settlement of the Restricted Stock Units; or (iv) any other method permitted by the Company.

Notwithstanding the foregoing, if the Participant is an officer of the Company who is subject to Section 16 of the Exchange Act, then the Company must satisfy any withholding obligations arising upon the occurrence of a taxable or tax withholding event, as applicable, by withholding in Shares to be issued upon settlement of the Restricted Stock Units pursuant to method (iii), unless the Board or the Committee determines in its discretion that the obligation for Tax-Related Items must be satisfied by one or a combination of methods (i), (ii), (iii), and (iv) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. The Participant acknowledges that, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant may be deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 9 to the contrary, to avoid a prohibited acceleration under U.S. Code Section 409A, if Shares subject to Restricted Stock Units will be withheld (or sold on the Participant’s behalf) to satisfy any Tax Related Items arising prior to the date of settlement of the Restricted Stock Units for any portion of the Restricted Stock Units that is considered nonqualified deferred compensation subject to U.S. Code Section 409A, then the number of Shares withheld (or sold on the Participant’s behalf) shall not exceed the number of Shares that equals the liability for Tax-Related Items.

10.	No Right to Continued Employment.

None of the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Company or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Company or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason.  For the avoidance of doubt, this Section 10 is not intended to amend or modify any other agreement, including any employment agreement, that may be in existence between the Participant and the Company or any Subsidiary or Affiliate.

11.	The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.  The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com/firstamerican under Plan Information and Documents.  A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at First American Financial Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify.

12.	Compliance with Laws and Regulations; Recoupment.

(a)  Notwithstanding any other provision of the Plan or this Agreement, the Restricted Stock Units and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.  Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(b)  It is intended that the Shares received in respect of the Restricted Stock Units shall have been registered under the Securities Act.  If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144.  Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c)  If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the Shares acquired under this Agreement for the Participant's own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

(d)  To the extent provided by any Company Arrangement or any plan or policy, including any clawback policy, in any case reasonably adopted by the Company from time to time, Shares or Restricted Stock Units awarded under this Agreement shall be subject to clawback, forfeiture, recoupment or similar requirement.  For purposes of this Section, “Company Arrangement” shall mean any employment agreement with the Company or any of its current or future subsidiaries, affiliates or other related companies (each a “Related Company”); the Company’s Executive Supplemental Benefit Plan and Management Supplemental Benefit Plan; any stock option, restricted stock, stock appreciation right or other equity compensation plan of the Company or any Related Company (including, without limitation, the Plan); any pension plan and pension restoration plan of the Company or any Related Company; any deferred compensation plan of the Company or any Related Company; any other employee benefit plan of the Company or any Related Company; any change-of-control or similar agreement to which the Company and/or any Related Party and the Participant are parties; any Confidential Information and Inventions Agreement between the Company and the Participant; and any amendment, restatement or successor to any of the foregoing.

13.	Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to First American Financial Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify.  All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company's records.

14.	Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

15.	Waiver.

The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

16.	Other Plans.

The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate.  Dividend Equivalents paid on either Bonus Restricted Stock Units or Other Restricted Stock Units shall not be deemed to be “Covered Compensation” under such plans.

17.	Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.	Imposition of Other Requirements.

The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Vesting of RSUs Contingent on Company Performance.

Notwithstanding any other provisions in this Agreement, except in the event of a Change of Control or a Participant’s Termination due to his or her death or Disability, the Participant’s entitlement to the receipt of any Shares hereunder is contingent upon the Company’s achievement of net income (as defined in accordance with generally acceptable accounting principles) for 2019 of $25 million or more.  Net income shall be determined without regard to (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss, and (f) foreign exchange gains and losses.

FIRST AMERICAN FINANCIAL CORPORATION

By:______________________________

      Name:

      Title:

Date: [Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:[Participant Name]

Date:[Acceptance Date]

[NOTE: GRANT WILL BE ACCEPTED ELECTRONICALLY]